VIASPACE Reports Financial Results for Fourth Quarter
and Full Year 2009

Higher Revenues and Lower Operating Expenses Narrow Losses
Negotiations Continue Toward Closing Acquisition

IRVINE, Calif.—April 1, 2010—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company providing products and technology for renewable and alternative energy, announced financial results for the fourth quarter and year ended December 31, 2009.

Total revenue for 2009 was $4.4 million, including $3.6 million from Inter-Pacific Arts (IPA) and $701,000 from government contracts for security products, compared to total revenue of $1.2 million in 2008, including $866,000 from the late-2008 acquisition of IPA and $225,000 from government contracts for security products. Gross profit for 2009 was $1.7 million, including $1.6 million from IPA, compared to gross profit of $665,000 in 2008, which included $617,000 from IPA. 2008 financial contributions from IPA, which was acquired on October 21, 2008, reflect partial-period accounting.

Total operating expenses for the year were $4.4 million, including $1,721,000 of stock-based compensation expense. Total operating expenses for 2008 were $9.3 million and included $3,045,000 in stock-based compensation expense. Operating loss in 2009 was $2.7 million, compared to an operating loss of $8.6 million in 2008.

For 2009, other expense was $194,000 compared to other income of $224,000 in 2008.

Net loss for 2009 was $2.9 million, including a $12,000 gain from discontinued operations, compared to a net loss in 2008 of $9.8 million, which included a $1.4 million loss from discontinued operations and a $42,000 loss from noncontrolling interests. Net loss per share for 2009 was less than $(0.01), compared to a net loss per share of $(0.02) in 2008.

Consolidated cash and cash equivalents were $1.1 million on December 31, 2009.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “2009 results reflect the impact of the acquisition of IPA on revenues, compared to a year ago. We have also substantially reduced our operating expenses. This has led to a substantially narrower loss compared to 2008. Negotiations toward closing the acquisition of IPA are nearing completion with draft documents being exchanged.”

Total revenues for the fourth quarter were $851,000, including $683,000 from IPA, compared to total revenues of $1,042,000, which included $866,000 from IPA, in fourth-quarter 2008. Gross profit for the quarter was $310,000, including $306,000 from IPA, compared to gross profit of $630,000, including $617,000 from IPA, for fourth-quarter 2008.

Total operating expenses for the fourth quarter were $1.1 million, including $283,000 of stock-based compensation expense. Total operating expenses for fourth-quarter 2008 were $2.8 million and included $497,000 of stock-based compensation expense. Operating loss for the quarter was $758,000, compared to an operating loss of $2.2 million in fourth-quarter 2008.

For the quarter, other expense was $79,000 compared to other income of $10,000 in fourth-quarter 2008.

Net loss for the quarter was $839,000, or less than $(0.01) per share, compared to a net loss of $2.1 million, or less than $(0.01) per share for fourth-quarter 2008.

About VIASPACE Inc
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low carbon fuel for electricity generating power plants and as a feedstock for cellulosic biofuels. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement: Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2009, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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